As filed with the Securities and Exchange Commission on April 22, 2003

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Chemung Financial Corporation (Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)
16-123703-8 (IRS employer identification number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chemung Canal Trust Company Profit Sharing, Savings, and Investment Plan (Full title of the Plans)

Jane Adamy Corporate Secretary Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711 (Name, address and telephone number of Agent for Service)

Copy to:
Stuart G. Stein, Esq. Hogan & Hartson L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004-1109 (202) 637-8575

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of securities	to be	Offering Price	Aggregate Offering	Registration
to be registered	Registered	per Share	Price	Fee

Common Stock, par value $.01 per share	325,000 (1)	$26.58(2)	$8,638,500(2)	$698.85

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, based on the average of the bid and ask price on April 16, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to employees participating in the Chemung Canal Trust Company Profit Sharing, Savings, and Investment Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

     Chemung Financial Corporation (the “Company”) hereby incorporates by reference into this registration statement the following documents filed by it with the Commission:

(a)	The Company’s annual report on Form 10-K for the year ended December 31, 2002.

(b)	The description of the Company’s common stock, par value $.01 per share (“Common Stock”), contained in the Company’s registration statement on Form 8-A filed on September 30, 1985 under Section 12 of the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”) which incorporates the description of the Company’s Common Stock contained in the registration statement on Form S-14 filed with the Commission on February 11, 1985.

     In addition, all documents and reports filed by the Company or the Plan subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.     Description of Securities.

     The Company’s Common Stock is registered with the Commission under Section 12 of the Exchange Act.

Item 5.     Interests of Named Experts and Counsel.

     Not applicable.

Item 6.     Indemnification of Directors and Officers.

     As authorized by Section 722 of the New York Business Corporation Law, the Company may indemnify its directors and officers against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had not reasonable cause to believe his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which he shall have been adjudged to be liable to the Company unless and only to the extent that, the court in which the action was brought, or if not action was brought, any court of competent jurisdiction, determines otherwise.

     Article XI of the Company’s Bylaws requires that, to the fullest extent permitted by law, either directly or by the purchase of insurance or in part directly and in part by the purchase of insurance, the Company must indemnify each officer and director, or if deceased, his personal representative made or threatened to be made a party to any action or proceeding civil or criminal, including an appeal therein against the reasonable expenses, attorneys’ fees, judgments, fines and amounts paid in settlement, provided only that the officer or director acted in good faith for a purpose which he reasonably believed would be in the best interest of the Company or in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to the best interests of the corporation, and in criminal proceedings had no reasonable cause to believe that his conduct was unlawful.

     The Company’s obligations under Article XI of its Bylaws shall be reduced by the amount of any insurance which is available to any officer or director whether such insurance is purchased by the Company or otherwise. The right of indemnity created in Article XI of the Bylaws is personal to the officer and director and their respective legal representatives and in no case shall any insurance carrier be entitled to be subrogated to any rights created under the Bylaws. The Company is not obligated to indemnify directors and officers against any claim arising out of personal injuries, bodily injuries or property damage.

     The Company also has the power to purchase and maintain insurance on behalf of its directors, officers, trustees, employees and agents and persons serving in such capacities with other entities at the Company’s request. The Company has a policy of liability insurance covering its directors and officers, the effect of which is to reimburse the directors and officers of the Company against certain damages and expenses resulting from certain claims made against them caused by their negligent act, error or omission.

     The foregoing indemnity and insurance provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

     The foregoing is only a general summary of certain aspects of New York law and the provisions of the Company’s Certificate of Incorporation and Bylaws dealing with indemnification of directors and officers and does not purport to completely describe such law and such provisions. It is qualified in its entirety by reference to the relevant statutes which contain detailed provisions regarding indemnification and to the Company’s Certificate of Incorporation and Bylaws, which are incorporated herein by reference.

Item 7.     Exemption from Registration Claimed.

     Not applicable.

Item 8.     Exhibits.

Exhibit No.	Exhibit

4.1	Chemung Canal Trust Company Profit Sharing, Savings, and Investment Plan.

4.2	Certificate of Incorporation (incorporated herein by reference from Exhibit 3.1 to Registration Statement on Form S-14, filed February 11, 1985, Registration No. 2-95743).

4.3	Certificate of Amendment to the Certificate of Incorporation (incorporated herein by reference to Exhibit A of the Annual Report on Form 10-K for the year ended December 31, 1988, File No. 0-13888).

4.4	Bylaws (incorporated herein by reference to Exhibit A to Registrant’s Form 10-Q for the quarter ended September 30, 2002, File No. 0-13888).

5	Internal Revenue Service letter of determination, dated March 4, 2002 concerning the Plan’s qualification under Section 401 of the Internal Revenue Code.

24	Power of Attorney (included on signature page).

23	Consent of KPMG LLP.

99.1	Sections 721-726 of the New York Business Corporation Law.

Item 9.     Undertakings.

     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Elmira state of New York, on April 17, 2003.

CHEMUNG FINANCIAL CORPORATION

By:	/s/ Jan P. Updegraff Jan P. Updegraff President and Chief Executive Officer

     Each person whose signature appears below appoints Jan P. Updegraff or John R. Battersby, Jr., jointly and severally, each in his or her own capacity, as true and lawful attorneys-in-fact, with full power or substitution in such person’s name, place and stead, in any and all capacities to sign any amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 17, 2003.

Signature	Title

/s/ Jan P. Updegraff Jan P. Updegraff	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ John R. Battersby, Jr. John R. Battersby, Jr.	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert E. Agan Robert E. Agan	Director

/s/ David J. Dalrymple David J. Dalrymple	Director

/s/ Robert H. Dalrymple Robert H. Dalrymple	Director

/s/ William D. Eggers William D. Eggers	Director

/s/ Frederick Q. Falck Frederick Q. Falck	Director

/s/ Stephen M. Lounsberry, III Stephen M. Lounsberry, III	Director

/s/ Thomas K. Meier Thomas K. Meier	Director

/s/ Ralph H. Meyer Ralph H. Meyer	Director

/s/ John F. Potter John F. Potter	Director

/s/ Charles M. Streeter, Jr. Charles M. Streeter, Jr.	Director

/s/ Richard W. Swan Richard W. Swan	Director

/s/ William C. Ughetta William C. Ughetta	Director

/s/ Nelson Mooers van den Blink Nelson Mooers van den Blink	Director

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Elmira, state of New York, on April 17, 2003.

Chemung Canal Trust Company Profit Sharing, Savings and Investment Plan

By: /s/ Linda M. Struble Name: Linda M. Struble Title: Plan Administrator

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Chemung Canal Trust Company Profit Sharing, Savings, and Investment Plan.

4.2	Certificate of Incorporation (incorporated herein by reference from Exhibit 3.1 to Registration Statement on Form S-14, filed February 11, 1985, Registration No. 2-95743).

4.3	Certificate of Amendment to the Certificate of Incorporation (incorporated herein by reference to Exhibit A of the Annual Report on Form 10-K for the year ended December 31, 1988, File No. 0-13888).

4.4	Bylaws (incorporated herein by reference to Exhibit A to Registrant’s Form 10-Q for the quarter ended September 30, 2002, File No. 0-13888).

5	Internal Revenue Service letter of determination, dated March 4, 2002 concerning the Plan’s qualification under Section 401 of the Internal Revenue Code.

23	Consent of KPMG LLP.

99.1	Sections 721-726 of the New York Business Corporation Law.